SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                            of 1934 (Amendment No. )

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:
                         [ ] Preliminary Proxy Statement
                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))
                         [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               AXSYS TECHNOLOGIES
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                       [LETTERHEAD OF AXSYS TECHNOLOGIES]

                                                       April 10, 1998

Dear Axsys Technologies Stockholder:

      On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders on May 5, 1998, at 10:00 a.m., at the offices of Republic National Bank, 452 Fifth Avenue, Third Floor, New York, New York.

      The accompanying Notice of Annual Meeting and Proxy Statement describes the proposals to be considered at the meeting.

      It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the return envelope.

                                    Very truly yours,


                                    /s/ Stephen W. Bershad

                                    Stephen W. Bershad
                                    Chairman of the Board
                                    Chief Executive Officer

                                                                    [LOGO] AXSYS
                                                                    TECHNOLOGIES

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 5, 1998

      The Annual Meeting of Stockholders of Axsys Technologies, Inc. (the "Company") will be held on May 5, 1998 at 10:00 a.m., at the offices of Republic National Bank, 452 Fifth Avenue, Third Floor, New York, New York 10018 for the following purposes:

      1.    To elect four directors to the Board of Directors;

      2. To ratify the selection of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending December 31, 1998; and

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record at the close of business on April 3, 1998, will be entitled to notice of and to vote at the meeting and any adjournments thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for ten days prior to the meeting at the offices of the Company, 910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey 07632.

      Whether or not you expect to attend the meeting, it is important that your shares be represented, regardless of the number of shares you hold. Accordingly, you are encouraged to sign, date and return the enclosed proxy card in the reply envelope provided as soon as possible.

                                          By Order of the Board of Directors,


                                                /s/ LOUIS D. MATTIELLI

                                                LOUIS D. MATTIELLI
                                                Secretary

April 10, 1998

                                                                    [LOGO] AXSYS
                                                                    TECHNOLOGIES

                                 PROXY STATEMENT

      This proxy statement, which is first being mailed to stockholders on or about April 10, 1998, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Axsys Technologies, Inc. (the "Company"), 910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey 07632, for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., on May 5,1998, and for all adjournments thereof (the "Annual Meeting"), at the offices of Republic National Bank 452 Fifth Avenue, New York, New York 10018.

      Only stockholders of record at the close of business on April 3,1998, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. As of the record date, 4,118,767 shares of the Company's common stock, par value $.01 per share ("Common Stock"), were outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

      A majority of the outstanding shares of Common Stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. The election of each nominee for director, as set forth in Proposal No. 1 below, and the ratification of the selection of Arthur Andersen LLP as independent accountants, as set forth in Proposal No. 2 below, each require the affirmative vote of a majority of the votes cast.

      Stockholders are encouraged to specify the way they wish to vote their shares by marking the appropriate boxes on the enclosed proxy. Shares represented by proxies that are properly executed and returned will be voted as specified on the proxy. If no choice is specified, the shares will be voted FOR Proposals 1 and 2 described in this Proxy Statement. A stockholder may revoke a proxy at any time before it is actually voted by delivering written notice of revocation to the Secretary of the Company, by submitting a properly executed proxy bearing a later date, or by attending the meeting and voting in person.

      The Board of Directors does not intend to present any matters for a vote at the meeting except the proposals described in this Proxy Statement. The persons named in the proxy will, however, have discretionary voting authority regarding any other business that may properly come before the meeting.

      The expense of preparing, printing and mailing this Proxy Statement and the related proxy solicitation material will be paid by the Company. Proxies are being solicited principally by mail; but proxies may also be solicited personally, by telephone and similar means by directors, officers and regular employees of the Company without additional compensation. The Company will reimburse brokerage firms and others for their expenses in forwarding proxy solicitation materials to the beneficial owners of Common Stock.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

      The Company's By-Laws provide for a Board of Directors of not less than two directors, as determined from time to time by resolution of the Board. The Board currently consists of four directors. As noted above, proxies will be voted, unless authority is withheld, FOR the election as directors of the four nominees listed below, who are the current directors, to serve until the next annual meeting of stockholders and until their respective successors shall be duly elected and qualified. If any nominee should become unavailable for election, proxies will be voted, unless authority is withheld, for an alternate or alternates, if any, designated by the Board. The Board has no reason to believe that any nominee will become unavailable for election.

      The name, age and principal occupation of each nominee, the nominee's length of service as a director of the Company, the names of the other public companies of which the nominee is a director and certain other biographical information are set forth below.

      The Board of Directors recommends a vote FOR the election as directors of all nominees (Proposal No. 1).

      Stephen W. Bershad, 56

      Stephen W. Bershad has been Chairman of the Board and Chief Executive Officer of the Company since he joined the Company in December 1986. Prior to joining the Company, he was a Managing Director of Lehman Brothers, Inc. and its predecessor firms, where he held a series of senior management positions in merchant banking and mergers and acquisitions. Mr. Bershad is a director of Emcor Group, Inc., an electrical and mechanical construction and facilities services company.

      Anthony J. Fiorelli, Jr., 68

      Anthony J. Fiorelli has been a director of the Company since February 1988. He has been a private investor since January 1, 1997. From December 1985 until June 1997, Mr. Fiorelli was President of Strategic Management Consulting Services, Inc., a management consulting firm. Prior to that time, Mr. Fiorelli was President and Chief Executive Officer of General Defense Corporation, a diversified engineering and manufacturing company.

      Eliot M. Fried, 65

      Eliot M. Fried has been a director of the Company since 1994. He is a Managing Director of Lehman Brothers, Inc. where he has been employed for 21 years and is a member of its Investment Committee and Investment Banking Commitment Committee. Mr. Fried is a director of Bridgeport Machines, Inc., L-3 Communications Corporation, a communications equipment company, and Walter Industries, Inc., a conglomerate of basic industries.

      Richard V. Howitt, 53

      Richard V. Howitt has been a director of the Company since June 1997, following the Company's acquisition of Teletrac, Inc. ("Teletrac"). Mr. Howitt is a co-founder of Teletrac and has been President of Teletrac for 19 years. Prior to his full-time employment at Teletrac, he was a member of the technical staff and Section Head of Optical Metrology at Santa Barbara Research Center.

      There are no family relationships among any of the directors and executive officers of the Company.

      The Board of Directors met five times during 1997. The Audit Committee, the Compensation Committee and the Stock Incentive Plan Committee are the standing committees of the Board. The Audit Committee reviews internal and external audit procedures of the Company. Messrs. Fiorelli and Fried are members of the Audit Committee. The Audit Committee met once in 1997. The Compensation Committee oversees compensation policies of the Company. Its members are Messrs. Fiorelli and Fried. The Compensation Committee met two times in 1997. The Stock Incentive Plan Committee administers the Axsys Technologies, Inc. Long-Term Stock Incentive Plan. Messrs. Fiorelli and Fried are members of the Stock Incentive Plan Committee. The Stock Incentive Plan Committee met four times in 1997.

      All meetings of the Board, except one, and of the Committees, were attended by all directors. The compensation of directors is fixed by the Board of Directors. Directors who are not employees of the Company receive meeting fees of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended other than in connection with a Board meeting. In 1997, each of Messrs. Fried and Fiorelli were also granted options to purchase 2,000 shares of Common Stock at an exercise price of $15 with an expiration date of February 11, 2007, which are fully vested, and 2,500 shares of Common Stock at an exercise price of $27 with an expiration date of October 21, 2007, which options vest at the rate of 20% per year over a five-year period from the date of grant. Non-employee directors may be granted additional options from time to time for their services as directors. Directors who are employees of the Company or any subsidiary do not receive fees or other compensation for their services as directors. All directors are reimbursed for travel and other expenses incurred in the performance of their duties.

                               STOCK OWNERSHIP OF
                             DIRECTORS AND OFFICERS

      The following table sets forth certain information with respect to the beneficial ownership of Common Stock of the Company by each of the Company's directors, each of the executive officers of the Company named in the Summary Compensation Table below (the "Named Executive Officers"), and all of the directors and executive officers of the Company as a group as of April 1, 1998.

                                                   Shares Beneficially Owned
                                                  Directly or Indirectly(1)
                                                --------------------------------
                    Name                            Number        Percent(2)
----------------------------------------------  ---------------  ---------------

Stephen W. Bershad (3).....................       1,257,171          29.80%
Raymond F. Kunzmann (4) (5)................           4,800            *
Louis D. Mattielli (5).....................               0            *
Kenneth F. Stern (6).......................           8,800            *
Richard V. Howitt (7)......................          39,760            *
Anthony J. Fiorelli, Jr. (8)...............          15,885            *
Eliot M. Fried (9).........................           2,000            *
All officers and directors as a group (7
 persons)..................................       1,328,416          31.49%

----------
* Less than 1%.

(1) Except as set forth in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

(2) Applicable ownership percentage is based on 4,218,767 shares of Common Stock, consisting of 4,118,767 shares outstanding on April 1, 1998 and 100,000 shares issuable to Teletrac. See "Certain Transactions."

(3) Includes 8,360 shares of Common Stock underlying options which are exercisable as of April 1, 1998 or within 60 days after such date. Mr. Bershad owns 658,047 shares of Common Stock directly and 590,764 shares of Common Stock indirectly through SWB Holding Corporation, of which he is the sole shareholder and Chairman. Mr. Bershad's address is 910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey 07632. Excludes 5,410 shares representing his interest in the Axsys Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan").

(4) Represents 4,800 shares of Common Stock underlying options which are exercisable as of April 1, 1998, or within 60 days after such date. Excludes 1,986 shares representing his interest in the 401(k) Plan.

(5) Raymond F. Kunzmann and Louis D. Mattielli, who are executive officers of the Company, are the sole trustees of the 401(k) Plan and may be deemed to beneficially own such 401(k) Plan shares. Each of them disclaims beneficial ownership of such 401(k) Plan shares, except to the extent of his interest therein, if any. See "Principal Stockholders."

(6) Includes 2,800 shares of Common Stock underlying options which are exercisable as of April 1, 1998, or within 60 days after such date. Excludes 1,212 shares representing his interest in the 401(k) Plan.

(7) Represents 22,260 of Common Stock received by Mr. Howitt in the Teletrac acquisition and 17,500 shares representing Mr. Howitt's proportional interest in 100,000 shares issuable to the Teletrac Minority Shareholders. See "Certain Transactions."

(8) Includes 2,000 shares of Common Stock underlying options which are exercisable as of April 1, 1998, or within 60 days after such date.

(9) Represents 2,000 shares of Common Stock underlying options which are exercisable as of April 1, 1998, or within 60 days after such date.

                             PRINCIPAL STOCKHOLDERS

      The Company knows of no person who, as of April 1, 1998, beneficially owned more than five percent of the Common Stock outstanding, except for Mr. Bershad and except as set forth below.

                                               Nature of          Amount and
 Name and Address of Beneficial Owner    Beneficial Ownership  Percent of Class
---------------------------------------  --------------------  ----------------
Axsys Technologies, Inc. 401(k)
Retirement Plan(1)
Axsys Technologies, Inc.
910 Sylvan Avenue, Suite 180                   227,674
Englewood Cliffs, NJ 07632                      shares               5.3%

John W. Gildea(2)
Gildea Management Company
115 East Putnam Avenue                         270,000
Greenwich, CT  06830                            shares               6.3%

----------
(1) Messrs. Kunzmann and Mattielli are the sole trustees of the 401(k) Plan and may be deemed to beneficially own such shares although each of them disclaims beneficial ownership thereof, except to the extent of his interest therein, if any.

(2) On March 11, 1998, Mr. Gildea, Network Fund III, Ltd ("III") and Network Fund IV, LLC ("IV") filed a report on Schedule 13G with the Securities and Exchange Commission reflecting holdings of the Company's Common Stock, and the merger of IV into III. The amount shown includes 245,000 shares of Common Stock beneficially owned by III as to which shares Gildea Management Co., a Delaware corporation, has dispositive power by virtue of an investment advisory agreement. Mr. Gildea is the Chairman of the Board of Directors, Chief Executive Officer, President and sole shareholder of Gildea Management Co., and as such may be deemed the beneficial owner of the shares owned by Gildea Management Co. Mr. Gildea also owns 25,000 shares of Common Stock in his individual capacity.

                             EXECUTIVE COMPENSATION

      The following table sets forth information concerning compensation during the years ended December 31, 1995, 1996 and 1997 for services in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and the other highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 1997 (collectively, the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                       Long Term
                            Annual Compensation       Compensation
                         -------------------------   --------------
                                                        Number of
                                                       Securities
                                                        Underlyng        All Other
Name and Principal                           Bonus       Options       Compensation
Position                 Year   Salary ($)   ($)(1)  (# of Shares)(2)     ($)(3)
----------------------   -----  ---------   -------  ----------------  ------------
Stephen W. Bershad....   1997    300,000    161,500      10,400            5,814
  Chairman of the        1996    262,500    157,500        --              7,576
  Board and Chief        1995    262,500    100,000        --              6,258
  Executive Officer

Raymond F. Kunzmann(4)   1997    146,922     84,196      32,000           10,383
  Vice                   1996    141,385     85,000        --             10,603
  President-Finance      1995    120,635     45,000        --              7,197
  and Chief Financial
  Officer

Kenneth F. Stern(5)...   1997    138,173     79,777      32,000            9,560
  Vice                   1996    130,269     52,500        --             10,439
  President-Strategic    1995    120,000     25,000        --              4,429
  Planning

Louis D. Mattielli(6).   1997     97,596     39,500      14,000            1,047
  Vice President,        1996       --         --          --               --
  Secretary and          1995       --         --          --               --
  General Counsel

----------
(1)   Reflects payments under the Company's Annual Incentive Plan.

(2) Reflects awards under the Axsys Technologies, Inc. Long-Term Stock Incentive Plan (the "Stock Incentive Plan").

(3) Reflects matching contributions under the Company's 401(k) Plan which in 1997 totaled $4,081 for Mr. Bershad, $4,545 for Mr. Kunzmann, $5,009 for Mr. Stern and no payment for Mr. Mattielli. Also reflects payments under the Company's executive health insurance plan which in 1997 totaled $1,733 for Mr. Bershad, $5,838 for Mr. Kunzmann, $4,551 for Mr. Stern and $1,047 for Mr. Mattielli. The Company's executive health insurance plan, which covers only executive officers, provides for the reimbursement of deductible and coinsurance amounts and certain medical expenses not covered under the Company's basic medical plans.

(4) Raymond F. Kunzmann joined the Company in June 1994 and currently serves as Vice President-Finance and Chief Financial Officer. Prior to joining the Company, from January 1994 until May 1994, he was Group Controller at Mannesmann Capital Corporation, a diversified manufacturing company, and from January 1987 until December 1993, was Controller and held other positions at Lear Siegler, Inc., a diversified manufacturing/service company. Prior to that, Mr. Kunzmann was employed by Deloitte, Haskins & Sells.

(5) Kenneth F. Stern joined the Company in October 1994 and currently serves as Vice President-Strategic Planning. Prior to joining the Company, from December 1992 to October 1994, he was a management consultant specializing in strategic planning and corporate development for technology companies at Monitor Company, and prior to December 1992, at Lorne Weil Inc.

(6) Louis D. Mattielli joined the Company in June 1997 as Vice President, Secretary and General Counsel. Prior to joining the Company, Mr. Mattielli was a consultant to Liberty Brokerage, Inc. from September 1996 to May 1997. From June 1994 to September 1996, he was Senior Vice President-Administration, Secretary and General Counsel of The Pullman Company. From September 1993 to June 1994, he was Senior Vice President-Administration of and then consultant to Herzog, Heine, Geduld, Inc. From May to September 1993, he served as Vice President and General Counsel of Hat Brands, Inc. Prior to that, from June 1992 to May 1993, he was Senior Vice President and General Counsel of and then consultant to Lear Siegler, Inc. His annual salary is $175,000.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth certain information regarding the options granted pursuant to the Stock Incentive Plan during the year ended December 31, 1997, to the Named Executive Officers. No options were exercised in that period by such executive officers.

                                      Percent of
                                        Total
                     Number of         Options
                    Securities         Granted        Exercise                Grant Date
                    Underlying       to Employees        or                     Present
                      Options          through       Base Price   Expiration    Value
Name                Granted (#)   December 31, 1997  ($/Shares)      Date       (S)(1)
------------------  -----------   -----------------  ----------   ----------  ----------
Stephen W. Bershad   8,400(2)(3)         5.0%           $4.15      2/11/2002    101,892
                     2,000(3)            1.2%          $16.50      2/11/2002     14,280

Raymond F. Kunzmann  2,000(3)            1.2%          $15.00      2/11/2007     16,540
                    30,000(4)           17.8%          $27.00(3)  10/20/2007    446,700

Louis D. Mattielli   4,000(3)            2.4%          $17.75      6/8/2007      39,160
                    10,000(4)            5.9%          $27.00(5)  10/20/2007    148,900

Kenneth F. Stern     2,000(3)            1.2%          $15.00      2/11/2007     16,540
                    30,000(4)           17.8%          $27.00(6)  10/20/2007    446,700

----------
(1) The estimated grant date present value used was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected volatility of 50%; risk-free interest rate of 5.8%; expected life of 6 years (5 years as to Mr. Bershad's options) and no dividend yield. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of awards pursant to the Company's Stock Incentive Plan.

(2) Represents the extension of options which were originally granted in September 1991.

(3) These options are exercisable to the extent of 40% thereof after one year from the date of grant and an additional 30% at the end of each year thereafter.

(4) These options vest at the rate of 20% per year over a five-year period from the date of grant.

                       1997 FISCAL YEAR-END OPTION VALUES

      The following table sets forth certain information regarding the value of unexercised stock options granted pursuant to the Stock Incentive Plan as of December 31, 1997, held by the Named Executive Officers; no options were exercised by such Named Executive Officers during the year ended December 31, 1997:

                                   Fiscal Year-End Option Values
                                   -----------------------------
                          Number of Securities          Value of Unexercised
                               Underlying                   In-the Money
                           Unexercised Options            Options at Fiscal
                         at Fiscal Year-End (#)           Year-End ($) (1)
                      ------------------------------  --------------------------
Name                  Exercisable      Unexercisable  Exercisable  Unexercisable
--------------------  -----------      -------------  -----------  -------------
Stephen W. Bershad       7,560              7,040       105,651       73,684
Raymond F. Kunzmann      4,000             32,000        57,500        6,250
Louis D. Mattielli          --             14,000            --        1,500
Kenneth F. Stern         2,000             32,000        28,750        6,250

----------
(1) Includes only those options whose exercise prices are lower than $18.125 per share, the average of the high and low reported sales prices for the Common Stock on December 31, 1997.

                             TERMINATED PENSION PLAN

      The Company had a defined benefit pension plan which was terminated on July 31, 1989. The estminated annual benefits payable upon retirement to Mr. Bershad, the only executive officer participating in such plan, are $22,121, assuming retirement at age 65.

                              CERTAIN TRANSACTIONS

      On May 30, 1997, the Company, Teletrac and Mr. Howitt and the other then shareholders of Teletrac (collectively, the "Sellers") entered into a Stock Purchase Agreement pursuant to which the Sellers sold 177,937 Teletrac shares to the Company for a purchase price of approximately $7.7 million and the issuance of 153,000 shares of Common Stock, 53,000 of which were issued at closing. The Company was granted the right to acquire the remaining 29,880 shares of Teletrac's capital stock retained by the Sellers in exchange for 100,000 shares of Common Stock issuable pursuant to the Stockholder Agreement described below. Mr. Howitt, who was elected director of the Company following the closing of the transaction, sold 82,053 Teletrac shares to the Company and retained 5,229 shares. The 53,000 shares of Common Stock issued at closing are subject to registration rights.

      On May 30, 1997, the Company, on the one hand, and Mr. Howitt and certain other Teletrac shareholders (collectively, the "Minority Shareholders"), on the other hand, entered into a stockholder agreement (the "Stockholder Agreement") relating to the 29,880 Teletrac shares retained by the Minority Shareholders. Pursuant to the Stockholder Agreement, the Minority Shareholders have the option, exercisable on written notice to the Company, to elect to sell any remaining Teletrac shares to the Company in exchange for an aggregate of 100,000 shares of the Company's Common Stock (3.3467 shares of the Company's Common Stock for each Teletrac share) for a period of three years from the date of the Stockholder Agreement. In addition, pursuant to the terms of the Stockholder Agreement, the Company has the option, exercisable on written notice to each Minority Shareholder, to elect to purchase each Minority Shareholder's Teletrac shares, in exchange for an aggregate of 100,000 shares of the Company's Common Stock (3.3467 shares of the Company's Common Stock for each Teletrac share) at any time after three years from the date of the Stockholder Agreement or, on a prior date, upon certain other circumstances. Such shares of Common Stock, when issued, will be entitled to certain registration rights. Mr. Howitt's retained shares are exchangeable for 17,500 shares of Common Stock. Under the Stockholder Agreement, the Company was appointed as proxy to vote the Teletrac shares retained by the Minority Shareholders for the term of the agreement expiring on May 30, 2007.

      In connection with the purchase of Teletrac, Teletrac entered into an employment agreement with Mr. Howitt dated May 30, 1997 (the "Employment Agreement") and Mr. Howitt also executed a Non-Competition Agreement (the "Non-Competition Agreement") in favor of the Company under which he has agreed not to compete with or solicit customers or employees from the Company for a period of six years expiring in June 2003.

      Pursuant to the terms of the Employment Agreement, Mr. Howitt is entitled to receive an annual salary of $225,000 and a bonus in accordance with the terms of the Teletrac Management Incentive Compensation Plan (the "Teletrac Plan"), as determined by the committee administering the Plan. Mr. Howitt's employment is for a period of three years expiring June 1, 2000. Under the terms of the Employment Agreement, Teletrac may terminate Mr. Howitt's employment upon Mr. Howitt's death or "disability" or for "cause", and Mr. Howitt may terminate his employment with Teletrac at any time without Teletrac's consent or for "good reason" (as such terms are defined in the Employment Agreement). If the Employment Agreement is terminated by Teletrac for death, "disability" or "cause" or by Mr. Howitt without "good reason," Teletrac is obligated to pay Mr. Howitt (or his estate) all amounts earned but not paid to such termination date and certain other benefits accrued to such termination date pursuant to Teletrac's benefit plans. If the Employment Agreement is terminated by the Company other than for death, "disability" or "cause" or by Mr. Howitt with "good reason", Mr. Howitt will be entitled to receive all amounts earned and not paid to such date, the salary payable after such date for the balance of the term of the Employment Agreement, 40% of any amounts payable after such termination date pursuant to the Teletrac Plan and certain medical, dental and insurance benefits during the balance of the term of the Employment Agreement. Throughout his employment, Mr. Howitt is bound by a covenant not to compete with Teletrac and not to disclose "confidential information" (as defined in the Employment Agreement).

      Under the Teletrac Plan, Teletrac may make certain cash bonus awards ("Awards") to employees of Teletrac who are senior officers, members of senior management or key employees and consultants to Teletrac. Under the Teletrac Plan, Teletrac must establish incentive compensation pools ("Incentive Compensation Pools") for each of the fiscal years ending December 31, 1997 and December 31, 1998 and the thirteen-month period ending January 31, 2000 (each an "Incentive Period") and, under certain circumstances, additional incentive compensation pools ("Additional Incentive Compensation Pools") for the same periods. The Incentive Compensation Pools and the Additional Incentive Compensation Pools are determined based on a percentage of the excess of "gross profits" (as defined in the Teletrac Plan) for each Incentive Period over a base amount. The aggregate amount of the Incentive Compensation Pools and the Additional Incentive Compensation Pools shall not exceed $3,000,000 and $1,100,000, respectively. Subject to the next succeeding sentence, Mr. Howitt, the President of Teletrac and a director of the Company, is entitled to a percentage of annual payments, not to exceed 43%, from the Incentive Compensation Pool and the Additional Incentive Compensation Pool, if applicable, as determined by the committee administering the Teletrac Plan. In addition, in accordance with the employment agreement between Teletrac and Mr. Howitt, if such agreement is terminated for certain reasons, Mr. Howitt will be entitled to receive an Award of 40% of all amounts payable to him under the Plan after such termination date. The Plan is administered by a committee comprised solely of Mr. Howitt as long as he is President and a full-time employee of Teletrac and, in the event Mr. Howitt shall cease to be the President and a full-time employee of Teletrac, by David Barker as long as he is Vice President-Research and Development and at least a half-time employee of Teletrac and thereafter by individuals appointed by the Board of Directors of Teletrac. Subject to certain exceptions, including adversely affecting a participant's right (without consent) to receive Awards under the Teletrac Plan, the Board of Directors of Teletrac may amend the Teletrac Plan from time to time or suspend or terminate it entirely. In the event Teletrac sells all or substantially all of its assets, the participants in the Plan are entitled to receive an amount equal to $4,100,000 less all amounts previously paid as Incentive Compensation Pools and Additional Incentive Compensation Pools unless certain conditions are satisfied. Mr. Howitt received Awards under the Teletrac Plan for the year ended December 31, 1997 in the amount of $335,000.

                     AGREEMENTS WITH DIRECTORS AND OFFICERS

      The Company has entered into indemnification agreements with its directors and certain officers in order to induce them to continue to serve as directors and officers of the Company, indemnifying them for any and all liabilities incurred by them arising out of their service as directors or officers, other than liabilities arising out of conduct which has been determined in a final adjudication to constitute bad faith or a knowing violation of law or receipt by such person of an improper personal benefit. The rights to indemnification under such agreements are in addition to any rights to indemnification contained in the Company's Certificate of Incorporation or By-Laws, which provide for indemnification under certain circumstances. The Company has agreed to pay Messrs. Stern and Kunzmann up to one year's base compensation and certain other benefits in the event of termination by the Company other than for cause.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors, composed of Messrs. Fiorelli and Fried, has furnished the following report on executive compensation.

      Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies which seek to enhance the profitability of the Company, and thus shareowner value, by aligning closely the financial interests of the Company's senior managers with those of its shareowners. In furtherance of these goals, the Company relies to a large degree on annual bonus and longer-term stock incentive compensation to attract and retain executive officers and other key employees and to motivate them to perform to the full extent of their abilities. Both types of incentive compensation are not guaranteed and are variable and closely tied to corporate, business unit and individual performance in a manner designed to encourage a sharp and continuing focus on building profitability and shareowner value. The annual bonus and stock incentive compensation is more closely tied to the Company's success in achieving significant financial and other performance-oriented goals. The Committee considers the total compensation (earned or potentially available) of each of the executive officers and the other senior managers in establishing each element of compensation. Eligible persons must be employed by the Company at the time bonus compensation is awarded.

      In evaluating the performance and setting the incentive compensation of the Chief Executive Officer, the Committee took note of the Company's success in identifying and executing the Teletrac acquisition in May 1997, the successful public offering of the Company's Common Stock in October 1997 and its successful performance against budget discussed below. The Committee also took note of the Company's success in improving sales, operating income, bookings and backlog and in repositioning the Company for growth in its served markets. In its review of other senior management incentive compensation for 1997, the Committee took into account management's performance against budget for net income before taxes, bookings and return on investment, which were weighted 65%, 20% and 15% respectively, and its participation in executing the successful public offering of the Company's Common Stock in October 1997, and the Teletrac acquisition in May 1997.

      Based on its evaluation of these factors, the Committee believes that the senior management of the Company is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies the Committee has implemented and administered have contributed to achieving this management focus.

      During each fiscal year, the Stock Incentive Plan Committee considers the desirability of recommending that the Board of Directors grant senior executives, including executive officers, awards under the Stock Incentive Plan, which provides the flexibility to grant longer-term incentives in a variety of forms, including performance units, stock options, stock appreciation rights and restricted stock. At December 31, 1997, 195,100 options had been awarded under the Stock Incentive Plan. In respect of 1997, the Stock Incentive Plan Committee determined to recommend the grant of additional awards under the Stock Incentive Plan to Mr. Bershad in the amount of 2,000 options, to Mr. Kunzmann in the amount of 34,000 options, to Mr. Stern in the amount of 34,000 options and to Mr. Mattielli in the amount of 14,000 options. In respect of 1998, the Stock Incentive Plan Committee recommended the grant of options to acquire an additional 71,700 shares, including 7,500 shares to Mr. Bershad, and 4,000 shares to each of Messrs. Kunzmann, Stern and Mattielli. The Board of Directors ratified and approved the grants recommended in 1997 and 1998.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee is currently comprised of Messrs. Fiorelli and Fried. The Stock Incentive Plan Committee is comprised of Messrs. Fiorelli and Fried. Mr. Bershad, who served as a member of the Compensation Committee in 1997, is Chairman of the Board and Chief Executive Officer of the Company. He was replaced on the Committee in February 1998 by Mr. Fried. There are no Compensation Committee interlocks between the Company and any other entities involving the Company's executive officers and directors who serve as executive officers of such entities.

                          STOCK PRICE PERFORMANCE GRAPH

      The information in the foregoing report and the following graph shall not be incorporated by reference (by any general statement incorporating this proxy statement by reference or otherwise) into any prior or future filing under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act of 1933, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      The following graph shows the value of a $100 investment in Common Stock from December 1992 through December 31, 1997, as of the dates indicated, compared with the value of a similar investment in the Nasdaq Stock Market Index, the Nasdaq Non-Financial Stock Index and the S&P High Technology Composite Index at such times. The Nasdaq Stock Market Index is a broad market index comprising all domestic shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The Nasdaq Non-Financial Stock Index is an index comprising all non-financial common shares traded on the Nasdaq National Market and the Nasdaq Small-Cap Market. The S&P High Technology Composite Index is an index comprising common shares of companies in the aerospace/defense, communications equipment, electronics and office equipment and supplies industries. The Nasdaq Stock Market Index, the Nasdaq Non-Financial Stock Index and the S&P High Technology Composite Index are calculated on a total return basis to include the reinvestment of dividends.

                   [THE FOLLOWING INFORMATION WAS REPRESENTED
                    AS A LINE CHART IN THE PRINTED MATERIAL.]

------------------------------------------------------------------------------------------
                                12/31/92  12/31/93  12/30/94  12/29/95  12/31/96  12/31/97
------------------------------------------------------------------------------------------
Axsys Technologies, Inc.
Common Stock                      $100      $ 38      $ 38      $ 62      $138      $227
------------------------------------------------------------------------------------------
Nasdaq Stock Market Index         $100      $115      $112      $159      $195      $240
------------------------------------------------------------------------------------------
Nasdaq Non-Financial Index        $100      $115      $111      $155      $188      $221
------------------------------------------------------------------------------------------
S&P High Technology  Composite
Index                             $100      $121      $140      $199      $281      $353
------------------------------------------------------------------------------------------

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Each of Messrs. Howitt and Mattielli was late in filing one report under
Section 16(a) of the Exchange Act, in each case, his initial report on Form 3 indicating his beneficial ownership of securities of the Company.

                                 PROPOSAL NO. 2
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      Subject to ratification by the stockholders, the Board of Directors, upon the recommendation of its Audit Committee, has selected Arthur Andersen LLP as independent accountants to audit the consolidated books and accounts of the Company for the period beginning January 1, 1998, and ending December 31, 1998. A representative of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement and to respond to appropriate questions.

      The Board of Directors recommends a vote FOR the ratification of Arthur Andersen LLP as independent accountants of the Company for the indicated period (Proposal No. 2).

                              STOCKHOLDER PROPOSALS

      Any holder of Common Stock who wishes to present a proposal for inclusion in the Company's proxy statement for the next annual meeting of shareholders must comply with the rules and regulations of the Securities and Exchange Commission then in effect. Such proposal must be received by the Secretary of the Company at 910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey 07632 no later than December 15, 1998, in order to be considered for inclusion in the Company's proxy statement for the next annual meeting.

                           ANNUAL REPORT ON FORM 10-K

      A copy of the Company's annual report on Form 10-K for 1997, as filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon receipt of a written request to: Investor Relations, Axsys Technologies, Inc., 910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey 07632.

April 10, 1998